Exhibit 10.1

Amendment No 1 to Executive Chairman Agreement

THIS AMENDMENT NO 1 TO EXECUTIVE CHAIRMAN AGREEMENT (this “Amendment”) is made effective as of March 5, 2020 and is between Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), and Steve Ells (the “Executive”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Executive Chairman Agreement dated as of November 28, 2017 (as amended by the Waiver dated as of February 21, 2019, the “Agreement”).

WHEREAS, the Executive and the Company are parties to the Agreement relating to Executive’s transition from Chief Executive Officer of the Company to the role of Executive Chairman of the Board, which transition was effective as of March 5, 2018;

WHEREAS, effective March 3, 2020, the Board of Directors of the Company appointed Brian Niccol, Chief Executive Officer of the Company, to the additional role of Chairman of the Board, which effectively terminates the Executive’s service as Executive Chairman of the Board (the “March 3 Event”);

WHEREAS, Executive has delivered written notice to the Company that he intends to terminate his employment with “Good Reason” (as defined in the Agreement), effective March 3, 2020 (the “Termination Date”),  because the March 3 Event constitutes a material diminution of his duties and responsibilities as Executive Chairman, and the Company has agreed that the March 3 Event entitles the Executive to terminate his employment for Good Reason and waives its 30-day cure period; and

WHEREAS, Executive and the Company desire to amend the Agreement as set forth in this Amendment, which amendments have been approved by the Compensation Committee of the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Restrictive Covenant Payments.  The Company will pay to the Executive the $900,000 Restrictive Covenant Payments through and including March 3, 2022 in accordance with and subject to the terms of the Agreement.

2. Outstanding Long-Term Incentive Awards.  Attached as Exhibit A is a summary of outstanding long-term incentive awards held by Executive as of the date of this Amendment (“LTI Awards”).  Executive shall not be entitled to receive any other awards under the Company’s long-term incentive program after the Termination Date.

3. Extension of Restrictive Covenants. The Agreement provides that the Executive shall comply with certain restrictive covenants contained in Section 4 of the Agreement. The

Executive hereby agrees to extend the period during which the Executive must comply with the restrictive covenants contained in Section 4 of Agreement for two additional years, so that the “Restricted Period” with respect to Section 4 extends for four years commencing on the Termination Date; provided, however, that the duration of the Restrictive Covenant Payments (as defined in the Agreement) remain unchanged at two years.  In consideration for the extension of the restrictive covenants, the Company agrees to provide the following additional benefits to the Executive (the “Additional Benefits”):

a.

the LTI Awards will continue to vest in accordance with the terms and conditions of the applicable award agreements, as if Executive employment with the Company continued through the applicable vesting periods  (for the avoidance of doubt, the fact that the Executive has ceased to serve on the Board of Directors of the Company will not result in the termination, forfeiture or pro-ration of any of the LTI Awards or in the reduction of any period of exercise);

b.

the Executive shall be entitled to receive a payout under the Company’s annual incentive plans for 2020 and 2021 equal to $1.0 million each year, which payout shall be made at the same time that payouts under such annual incentive plans are made to the executive officers of the Company, but in no event later than March 31, 2021 and 2022, respectively;

c.

if Executive elects to continue his healthcare coverage through the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will reimburse the Executive for the full cost of COBRA premiums for 18 months after the Termination Date, which is the Executive’s COBRA eligibility period;

d.

if Executive elects to convert his life insurance coverage into an individual life insurance policy, the Company will assist the Executive with the conversion of the policy and will pay the Executive a cash amount equal to the premiums to continue such coverage through June 2021.

In addition to any remedies available to the Company pursuant to the Agreement, in the event of the Executive’s breach of any Restrictive Covenants contained in Section 4 of the Agreement (which breach, if curable, is not cured within 30 days following the Company’s written notification to the Executive of such breach), the Company shall be entitled to cease providing the Additional Benefits to the Executive; provided, however, that the 2018 SOSAR (as indicated on Exhibit A shall not be subject to recoupment beyond the Restricted Period set forth in the Agreement (i.e., the additional two year extension provided by this Section 3 does not apply to the 2018 SOSAR).

4.No Other Modifications of the Agreement.  Except as expressly agreed in this Amendment,  no other amendments or modifications are made to the Agreement, and the terms and conditions of the Agreement otherwise remain in effect without modification.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of March 5, 2020.

Chipotle Mexican Grill, Inc.

By: /s/ Jack Hartung

Chief Financial Officer

Executive

/s/ Steve Ells

Exhibit A

Steve Ells – Outstanding LTI

Chipotle Mexican Grill, Inc. - Employee Grants Report (report run 04-Mar-2020)

First Name	Last Name	Grant Name	Employee Grant Number	Grant Date	Shares Granted	Vest Date 1	Vest Quantity 1	Vest Date 2	Vest Quantity 2	Outstanding Available	Original Expiry Date
Steven	Ells	01/5/2018- SAR - $500.00 - 2011 Plan **	7891	05-Jan-2018	175,000	04-Jul-2019	175,000			175,000	05-Jan-2022
Steven	Ells	02/21/2019- SAR - $601.19 - 2011 Plan	12452	21-Feb-2019	1,997	08-Feb-2021	999	08-Feb-2022	998	1,997	21-Feb-2026
Steven	Ells	02/21/2019 - Ells Annual Perf Shares Performance Criteria - 2011 Plan	12453	21-Feb-2019	898	15-Mar-2022	898			898	31-Dec-2022

** This award (the "2018 SOSAR") is exercisable from January 5, 2021 through and including January 5, 2022